Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-220257 on Form S-3 of our reports dated February 28, 2017, relating to the consolidated financial statements and financial statement schedule of Sempra Energy and subsidiaries, and the effectiveness of Sempra Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, CA

January 2, 2018